Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-126589 on Form S-1 of our reports dated March 22, 2006, relating to the consolidated financial statements and financial statement schedule of 1st Franklin Financial Corporation, appearing and incorporated by reference in the Annual Report on Form 10-K of 1st Franklin Financial Corporation for the year ended December 31, 2005, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
August 21, 2006